Exhibit 99 (b)
                         CANADA SOUTHERN PETROLEUM LTD.

                                 Canada Southern
                               Sells Property and
                              Boosts Cash Position

     CALGARY, Alberta, January 19, 2001 - Canada Southern Petroleum Ltd. [NASDAQ: CSPLF; Toronto/Boston/Pacific: CSW] said that it recently completed the sale of a minor property interest in Northeast British Columbia for Can.
$800,000. The Company's cash and marketable securities currently total approximately Can. $2.1 million after adding the proceeds of the sale.
         The Company also reported that the January 2001 escrow report for the Kotaneelee gas field indicates that the Company's share of net revenues deposited in escrow was Can. $3,747,000 for production through October 31, 2000. Based on the reported data, the Company believes the total amount due the Company from all of the defendants was Can $11,300,000.
         Statements in this press release that are not historical in nature are intended to be - and are hereby identified as -- "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Among these risks and uncertainties are (a) uncertainties as to the costs, length, and outcome of the Kotaneelee litigation, and (b) the uncertainty as to when or if the company will receive any revenue from the Kotaneelee gas field.

                   Contact: Ben A. Anderson at (403) 269-7741.